Exhibit 10.1
SECOND AMENDMENT
To
ASSET PURCHASE AGREEMENT
     This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of November 22, 2005 (the “Amendment Date”), is entered into among ACE CASH EXPRESS, INC., a Texas corporation (“Purchaser”), POPULAR CASH EXPRESS, INC., a Delaware corporation (“PCE”), POPULAR CASH EXPRESS — CALIFORNIA, INC., a California corporation (“PCEC”; PCE and PCEC are collectively referred to herein as “Seller”), and POPULAR NORTH AMERICA, INC., a Delaware corporation (“Shareholder”). Purchaser, Seller and Shareholder are collectively referred to herein as the “Parties.”
RECITALS
     WHEREAS, the Parties (i) previously entered into that certain Asset Purchase Agreement, dated as of September 21, 2005 (as amended, the “Agreement”) and (ii) wish to make certain amendments to the Agreement as herein provided;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and the Agreement, the parties hereto agree as follows:
     SECTION 1. Definitions. All capitalized terms used but not defined herein are used as defined in the Agreement.
     SECTION 2. Amendments to the Agreement. Effective as of the Amendment Date, the Agreement is hereby amended as follows:
     2.1. Section 1.1(c) of the Agreement is hereby amended and restated in its entirety as follows:
(c) As full consideration for the Assets and for the noncompetition and nonsolicitation agreements of Seller and Shareholder set forth in this Agreement (the “Noncompetition Agreements”), Purchaser shall pay Seller the following amounts (collectively, the “Purchase Price”) at each Closing (as hereinafter defined) for a Location as follows. The aggregate Purchase Price for the acquisition of all Locations shall be $33,632,655 of which up to $14,232,655 of such amount shall be in the form of cash (the “Cash Amount”) and $19,400,000 of such amount shall be in the form of Convertible Notes (as hereinafter defined) (the “Convertible Note Amount”), subject in each case to adjustment as set forth below:
(i) On the first Closing Date (the “First Closing Date”), for the Locations acquired on such First Closing Date (together with Locations acquired on any subsequent Closing Date, the “Acquired Locations”), an amount in cash equal to the sum of the amounts attributable to such Acquired Locations on the Phased Closing Schedule (as hereinafter defined);
(ii) On the second Closing Date (the “Second Closing Date”), for the Locations acquired on such Second Closing Date: (A) an amount in cash equal to the sum of the amounts attributable to such Acquired Locations on the Phased Closing Schedule (provided that the aggregate amount of cash paid at the First Closing Date and the Second Closing Date shall not exceed $10,000,000), and (B) to the extent that the cash paid in clause (A) is insufficient to pay the amount owed for the Locations acquired on the Second Closing Date, a promissory note (a “Convertible Note”) with a face amount equal to such excess amount. Such Convertible Note will provide for an interest rate, right to convert into common stock of Purchaser (the “Common Stock”) and certain other terms and conditions more particularly described on Exhibit C attached hereto and made a part hereof, subject to any revisions requested by the Lenders under the ACE Credit Agreement (as hereinafter defined);
(iii) Subject to Section 1.9, on each Closing Date occurring after the Second Closing Date: (A) a Convertible Note with a face amount equal to the sum of the amounts attributable to such Acquired Locations on the Phased Closing Schedule (provided that the aggregate face amount of the Convertible Notes issued at the Second Closing Date and all subsequent Closing Dates shall not exceed $19,400,000 (subject to adjustment as set forth in Section 1.1(c)(iv) below), and (B) to the extent that the face amount of the Convertible Note issued as provided in clause (A) is insufficient to pay the amount owed for the Locations acquired on such Closing Date, an amount in cash equal to such excess amount;
(iv) Notwithstanding anything to the contrary in this Section 1.1(c), in the event that, at the First Closing Date, the Convertible Note Ownership Percentage (as defined below) is equal to or greater than five percent (5%), then the Cash Amount portion of the Purchase Price shall be increased, and the Convertible Note Amount portion of the Purchase Price shall be decreased, on a dollar for dollar basis, such that the Convertible Note Ownership Percentage at the First Closing Date is less than five percent (5%). “Convertible Note Ownership Percentage” means the (A) the number of shares (the “Issuable Shares”) of common stock of Purchaser which Seller would have the right to acquire upon conversion of Convertible Notes, assuming that $19,400,000 of Convertible Notes were issued at the First Closing Date, divided by (B) (1) the number of outstanding shares of the common stock of Purchaser at the First Closing Date, plus (2) the number of Issuable Shares; and
(v) At the Closing for the Locations set forth in Section 1(c) of the Phased Closing Schedule, the cash portion of the Purchaser Price to be paid by Purchaser shall be reduced by an amount equal to the difference between the Purchase Price actually paid for the Locations acquired on the First Closing Date and the Second Closing Date, as reflected on the original Phased Closing Schedule attached to the Agreement, and the Purchase Price for such Locations as reflected on the Phased Closing Schedule attached to this Amendment.”
     2.2. Schedule 1 is hereby amended and restated in its entirety as the Schedule 1 attached to the Amendment. Schedule 1.4 of the Agreement is hereby amended and restated in its entirety as the Schedule 1.4 attached to the Amendment.
     2.3. Section 1.5 of the Agreement is hereby amended and restated in its entirety as follows:
1.5 Phased Closing Schedule. Except as set forth in Section 1.9, the Parties shall consummate the Closings pursuant to the Phased Closing Schedule on Schedule 1.4. Seller shall deliver possession of each Acquired Location to be delivered to Purchaser pursuant to the Phased Closing Schedule at the beginning of business on the Closing Date identified in the Phased Closing Schedule. Except as set forth in Section 1.9, upon completion of delivery by Seller of each Acquired Location, Purchaser shall (i) pay to Seller the Closing Amount for such Acquired Locations and (ii) execute and deliver to Seller the Convertible Note attributable to such Acquired Locations. Purchaser’s acquisition of the Business and Assets with respect to the Acquired Locations on a Closing Date shall be effective as of the beginning of business on such Closing Date. Seller shall be entitled to all revenues of the Acquired Locations transferred on a Closing Date for the period through the day before such Closing Date and Purchaser shall be entitled to all revenues of such Acquired Locations as of such Closing Date. Seller shall be responsible for all costs and expenses of operations at the Acquired Locations transferred on a Closing Date through the day before such Closing Date and Purchaser shall be responsible for all costs and expenses of operations at such Acquired Locations as of such Closing Date. The Parties acknowledge the possibility that, due to damage to or destruction of a Location or the failure to satisfy any or all of the conditions set forth in Section 6.1, a Location contemplated by this Agreement to be acquired by and delivered to Purchaser on a Closing Date may not be so acquired and delivered on such Closing Date. To the extent that there is not a Closing for a Location as a result of the foregoing, the Parties shall proceed with the Closing as to all other Locations to be transferred on such Closing Date pursuant to the Phased Closing Schedule and postpone the Closing with respect to the other Locations until such time as Purchaser determines in its reasonable discretion that Seller has repaired or replaced such damaged or destroyed Locations or the conditions set forth in Section 6.1 have been satisfied, as applicable (at which time the Closing for such other Locations shall occur in accordance with this Agreement). If such damaged or destroyed Locations have not been repaired or replaced or if the conditions set forth in Section 6.1 with respect to a Closing have not been satisfied to the reasonable satisfaction of Purchaser on or before ninety (90) days after the scheduled Closing Date for such Locations, Purchaser may, at its option, notify Seller in writing that it elects to terminate the Agreement with respect to such Location (each, a “Terminated Location” and collectively, the “Terminated Locations”), in which event Purchaser shall not acquire such Terminated Locations and the Purchaser Price shall be reduced by the value attributable to each such Terminated Locations on Schedule 1.4.
     2.4. The Agreement is hereby amended by the insertion of a new Section 1.9 as follows:
1.9 Designated Locations Closing. With respect to the Locations listed on Schedule 1.9, the Parties shall consummate a Closing in accordance with this Article 1, except Purchaser shall not be obligated to pay the respective Closing Amount for any particular Location for which Sellers have not delivered the required consents and approvals of all lessors whose consent or approval is required pursuant to Section 6.1(d) (each a “Designated Location”) until Sellers’ have delivered all such consents and approvals in the form previously approved by Purchaser, with respect to such Designated Location. Delivery of such consents and approvals shall constitute the sole condition precedent to Purchaser’s obligation to pay the Closing Amount with respect to each such Designated Location. Upon delivery by Seller to Purchaser of such consents and approvals for a particular Designated Location, Purchaser shall pay the respective Closing Amount to Sellers within three (3) Business Days, either in cash or by issuing a Convertible Note; provided, however, that Purchaser shall not be obligated to issue a Convertible Note to the Sellers for any Closing Amount related to a Designated Location until the aggregate Closing Amount to be paid by Purchaser for the Designated Location(s) exceeds one million U.S. dollars ($1,000,000). Notwithstanding any of the foregoing, if Seller has not delivered to the Purchaser the required consents and approvals for one or more Designated Locations by March 31, 2006, Purchaser, at its option and in its sole discretion, shall have the right to either pay the Closing Amount to Sellers for such Designated Location(s) or reconvey the Assets of such Designated Location(s) to Sellers, and in the case of a reconveyance, the Sellers will reassume any and all obligations under any Assumed Contracts related to such Designated Location(s) or other liabilities related to such Designated Location(s) that Purchaser assumed at the time of the Closing. The Parties shall execute and deliver such documents and take such actions as may reasonably be deemed necessary or advisable by the Parties to effect the reconveyance of such Assets and the reassumption of such Assumed Contracts and liabilities, and any expenses, including reasonable attorneys’ fees, incurred by Purchaser in connection with such reconveyance and reassumption shall be promptly reimbursed by the Sellers.
     2.5. The Agreement is hereby amended by the insertion of a new Section 1.10 as follows:
1.10 Reconveyance Locations Closing. With respect to the Locations listed on Schedule 1.10 (the “Reconveyance Locations”), which were acquired by the Purchaser on October 30, 2005, upon the date that the Seller has delivered to Purchaser the required consents and approvals of all lessors and other third parties whose consent or approval is required to reconvey the Reconveyance Locations to Sellers, in a form reasonably satisfactory to Purchaser, the Purchaser shall reconvey the Assets of such Reconveyance Location(s) to Sellers, and in the case of a reconveyance, the Sellers will reassume any and all obligations under any Assumed Contracts related to such Designated Location(s) or other liabilities related to such Designated Location(s) that Purchaser assumed at the time of the Closing. Seller shall bear all costs and expenses incurred in order to obtain any required consents or approvals. The Parties shall execute and deliver such documents and take such actions as may reasonably be deemed necessary or advisable by the Parties to effect the reconveyance of such Assets and the reassumption of such Assumed Contracts and liabilities, and any expenses, including reasonable attorneys’ fees, incurred by Purchaser in connection with such reconveyance and reassumption shall be promptly reimbursed by the Sellers.
     2.6 The second sentence of Section 4.2(a) of the Agreement is hereby amended and restated in its entirety as follows:
“This noncompetition agreement shall in no event be applicable to either (i) any full service bank branch not operating under the

“Popular Cash Express” name now or hereafter owned and/or operated by Banco Popular North America, or its affiliates or subsidiaries (including, without limitation, services provide by Banco Popular North America or its affiliates or subsidiaries to money service business customers), (ii) the six (6) “Popular Cash Express” limited service branches currently operated by Banco Popular North America and identified on Schedule 4.2(a), (iii) the “Popular Cash Express” branches located at 1532 E. Thomas Road, Phoenix, Arizona 85040 and 3217 Florence Boulevard, Huntington Park, California 90255, or (iv) any Location not acquired by Purchaser for any reason whatsoever, including, without limitation, the Reconveyance Locations and any Designated Location reconveyed to Sellers.”
     2.7 The Agreement is hereby amended by the insertion of the following sentences at the end of Section 5.3 of the Agreement:
“Purchaser hereby agrees that it has waived its ability to assert a claim that there has been a material adverse change with respect to any Location due to a decline in gross revenues of such Location prior to the Closing Date for the Locations set forth in Section 1(c) of the Phased Closing Schedule.”
     SECTION 3. Miscellaneous.
     3.1. References to the Agreement. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Agreement as amended hereby, and each reference to the Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Agreement shall mean and be a reference to the Agreement as amended hereby.
     3.2. Effect on Agreement. Except as specifically amended above, the Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
     3.3. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Purchaser under the Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.
     3.4. Governing Law. The laws of the State of Texas shall govern this Amendment, its terms and conditions, the interpretation hereof, and the rights and obligations of the Parties hereunder. Any action at law or in equity brought to interpret or enforce this Amendment or any other document executed or delivered in connection herewith shall be brought and prosecuted to final adjudication in federal or state courts located in Dallas County, Texas, and the Parties consent to the jurisdiction of such Texas state and federal courts and agree to the validity of service of process in any such action by registered or certified mail, return receipt requested
     3.5. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     3.6. Headings. The Section headings in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.
     3.7. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:

POPULAR CASH EXPRESS, INC.
POPULAR CASH EXPRESS–CALIFORNIA, INC.

By:	/s/ BERNARD J. FLAHERTY

	Name:	Bernard J. Flaherty
	Title:	President & CEO

PURCHASER:

ACE CASH EXPRESS, INC.

By:	/s/ WILLIAM S. MCCALMONT

	Name:	William S. McCalmont
	Title:	Executive Vice President and CFO

SHAREHOLDER:

POPULAR NORTH AMERICA, INC.

By:	/s/ ROBERTO R. HERENCIA

	Name:	Roberto R. Herencia
	Title:	Executive Vice President

New or Revised Schedules
Schedule 1 — Locations
Schedule 1.9 — Designated Locations
Schedule 1.4 — Phased Closing Schedule, with attached allocation of purchase price for 109 stores.
Schedule 1.10 — Reconveyance Locations

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